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WORLD MONITOR TRUST II--
SERIES D

MONTHLY REPORT/
AUGUST 30, 2002

(Logo) Prudential Financial

         WORLD MONITOR TRUST II--SERIES D
-------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from July 27, 2002 to August 30, 2002 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of August 30, 2002 was $93.14, an increase of 4.31% from the July 26, 2002 value of $89.29. The calendar year-to-date return for Series D was an increase of 13.81% as of August 30, 2002.

The estimated net asset value per interest as of September 13, 2002 was $90.38. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from July 27, 2002
  to August 30, 2002
Revenues:
Realized loss on commodity
  transactions.......................   $(203,150)
Change in unrealized commodity
  positions..........................     531,969
Interest income......................      10,446
                                        ---------
                                          339,265
                                        ---------
Expenses:
Commissions..........................      38,739
Management fees......................       8,059
Other transaction fees...............       1,374
Other expenses.......................       9,711
                                        ---------
                                           57,883
                                        ---------
Net gain.............................   $ 281,382
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from July 27, 2002
  to August 30, 2002
                                             Per
                                Total      Interest
                              ----------   -------
Net asset value at beginning
  of period (72,311.066
  interests)................  $6,456,568   $ 89.29
Contributions...............     211,600
Net gain....................     281,382
Redemptions.................    (211,271)
                              ----------
Net asset value at end of
  period (72,342.247
  interests)................  $6,738,279     93.14
                              ----------
                              ----------
                                           -------
Change in net asset
  value per interest....................   $  3.85
                                           -------
                                           -------
Percentage change.......................      4.31%
                                           -------
                                           -------
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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                               by: Steven Weinreb
                            Chief Financial Officer